Exhibit 99.1

NEWS RELEASE

Date:	Tuesday, September 24, 2002

Contact:	J. W. Davis, President and CEO MountainBank Financial Corporation (828) 693-7376

Release Date:	For Immediate Release

MOUNTAINBANK FINANCIAL CORPORATION TO BEGIN TRADING ON NASDAQ

HENDERSONVILLE, N. C.—MountainBank Financial Corporation (OTCBB: MBFC), today announced that its common stock has been approved for listing on the Nasdaq SmallCap Market. The Company currently anticipates that its shares will begin trading on the Nasdaq SmallCap Market at the opening of trading on Monday September 30, 2002. MountainBank Financial Corporation shares are currently traded on the Over the Counter Bulletin Board system. The Company’s ticker symbol will remain MBFC.

J.W. Davis, President of MountainBank Financial Corporation, stated, “We believe that our listing on Nasdaq will enhance shareholder value by providing additional liquidity through increased awareness of the Company with the investing community. The level and quality of MountainBank’s earnings stream will draw favorable attention from analysts, particularly when compared to alternative community bank investments. Since opening in 1997, our stockholders have shared in the success of MountainBank, and we view our Nasdaq listing as a continuation down this path”.

MountainBank Financial Corporation, through its wholly owned subsidiary, MountainBank, is one of the most profitable community banking companies in the Carolinas. Currently, the company has approximately $750 million in assets in its seventeen full service banking offices in nine western North Carolina counties. The Company also operates a mortgage brokerage subsidiary in Greenwood, S.C. MountainBank Financial Corporation recently announced acquisitions in Virginia and South Carolina which will bring total assets to over $1 billion by year end.

Forward-Looking Statements

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

SOURCE: MountainBank Financial Corporation

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201 Wren Drive—Hendersonville—North Carolina—28792
828-693-7376    Fax:  828-693-6649